Exhibit 4.3
EQUITY INCENTIVE PLAN 2026
as approved by the board of directors of argenx SE on
4 March 2026

1.INTRODUCTION
1.1.Purpose
Our success in generating long-term value creation for our stakeholders depends on our ability to discover and develop innovative medicines that address unmet medical needs, and our ability to successfully bring those medicines to patients and ultimately generate financial returns for our shareholders. We strongly believe our long-term success depends on our ability to attract, grow and retain exceptional talent focused on the execution of our business objectives, while promoting and upholding our identity and core values - our Cultural Pillars - along the way.
The argenx equity incentive plan is designed to support our mission, identity and bring our Cultural Pillars to life while enabling us to attract and retain the key talent we need for allowing argenx to offer remuneration which is competitive against our global peers for talent, both in quantum and structure. It is further designed to motivate to deliver on our key strategic goals and by ensuring a direct link between compensation levels and overall shareholder returns.
This plan is designed to maximally align the interests of plan participants with those of our other stakeholders, and serves to:
(i)make plan participants a co-owner of our business, allowing plan participants to share in sustainable future success of argenx;
(ii)reward plan participants for prioritizing long term value creation over short term success;
(iii)reward plan participants based on contributions to our mission, by making new grants subject to continued performance and commitment of plan participants; and
(iv)promote plan participants’ long-term commitment to argenx by making the vesting of incentive grants subject to long-term commitment to and involvement with argenx.
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1.2.Types of instruments
This plan allows for the granting of three distinct types of equity incentives; Stock Options, Restricted Stock Units (RSUs) and Performance Share Units (PSUs):
Stock Options are a right to purchase a given number of argenx shares in the future at a price per share equal to the fair market value of an argenx share equal to the closing price of the date before the date of grant, allowing plan participants to benefit from the value increase (if any) of argenx shares after the grant date of their stock options.
RSUs are a right to receive argenx shares at no cost to the recipient at a predefined moment in the future (subject to section 4.3).
PSUs represent a conditional right to receive argenx shares at no cost, vesting at the end of a three-year performance period. Pay-out levels depend upon the achievement of performance measures, subject to threshold, target and maximum levels as determined by the Board.

2.GRANTING EQUITY INCENTIVES
2.1.Plan participants
The board of directors determines which natural persons have the opportunity to participate in this plan. Such natural persons include argenx employees and may, among others, also include the following natural persons at the discretion of the board of directors: key consultants, external advisors, and directors affiliated with an argenx legal entity. Each natural person is a plan participant upon designation by the Board. Equity incentives may only be granted during employment or an active service relationship with argenx and will not be awarded before the start or after the end of thereof.
2.2.Annual grants, sign-on grants
2.2.1.Our board of directors oversees the equity incentive grant allocation scheme, which determines the equity incentive awards that may be granted to plan participants during their engagement with argenx. This includes both annual regular grants, based on the position held, expected future contributions and impact, and, where applicable, a one-time additional sign-on grant provided at the start of their employment. The equity allocation scheme also specifies the dates throughout the year when equity incentive grants may be made to new or existing plan participants.
2.2.2.Natural persons who were previously employed by argenx and who are subsequently rehired shall not be eligible for any one-time additional sign-on grant.
2.3.No entitlement to grants
The granting of equity incentives to plan participants hereunder is in each case subject to a resolution of our board of directors, and our board of directors requires authorization from our general meeting of shareholders to be able to grant equity incentives to plan participants. If at any time our board of directors does not have such authorization from our general meeting or otherwise decides it is not in the best interest of argenx to grant equity incentives to plan participants hereunder, our board of directors can decide not to grant any further equity incentives, or to grant fewer or different equity incentives to plan participants, or at a later or earlier time, each time as it deems fit and in the best interest of argenx.
2.4.Stock split
Should argenx decide to declare a stock split, stock merger or recapitalization, the stock options, RSUs and PSUs granted to plan participants will be adjusted simultaneously to reflect such stock split, stock merger or recapitalization.
For example, if plan participants were granted 100 stock options with an exercise price of EUR10,00 each and argenx decides to declare a 1:10 stock split, their stock options will be amended into 1.000 stock options with an exercise price of EUR 1,00 each to reflect the stock split.
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2.5.Type of Shares
Equity awards under this plan may be settled in treasury shares or newly issued shares, at argenx’s sole discretion.
2.6.Senior Management Team Grant
New participants who join the Senior Management Team during an ongoing three-year performance cycle will not be granted PSUs in the year of their appointment.

3.VESTING MECHANISM
3.1.General
To promote plan participants’ long-term commitment to argenx, equity incentives granted to plan participants are subject to a vesting scheme, meaning they are earned and become exercisable (in the case of stock options) or will be settled (in case of RSUs and PSUs) over the course of their multi-year commitment to argenx. Unvested stock options cannot be exercised and unvested RSUs and PSUs cannot be settled.
3.2.Vesting scheme
3.2.1.Stock Options vest over a period of 36 months, as follows:
(i)12/36th of the total grant vests on the first anniversary of the date of grant; and
(ii)1/36th of the total grant vests on the first day of each month following the first anniversary of the date of grant.
3.2.2.RSUs vest over a period of 48 months with 12/48th of the total grant vesting at each anniversary of the date of grant.
3.2.3.The number of Stock Options and RSUs that vest on each vesting date is rounded to the nearest whole number. Fractions below 0.5000 are rounded down, while fractions of 0.5000 or above are rounded up. If rounding down, the difference is added to the next vesting date; if rounding up, the difference is deducted from the next vesting date. Any remaining unvested equity is fully vested on the final day of the applicable vesting period—36 months for Stock Options and 48 months for RSUs.
3.2.4.Stock options granted under this plan to any executive director vest on the third anniversary of the grant date.
3.2.5.RSUs granted under this plan to the non-executive directors’ are not subject to any vesting conditions and shall vest and be settled in full on the grant date. The shares issued on the grant date shall be subject to a lock-up until the fourth anniversary of the grant date of the RSU, with the sole exception of such portion of shares which is sold to cover the immediate tax liabilities resulting from the immediate vest of such equity.
3.2.6.PSUs granted under this plan vest at the end of their three-year performance period.

3.3.Accelerated vesting
3.3.1.All unvested stock options will immediately vest and become exercisable, and all unvested RSUs and PSUs will immediately vest (with any performance criteria applicable to PSUs deemed achieved at target) and will be settled upon the occurrence of any of the following events:
(iii)argenx SE is dissolved or put into liquidation;
(iv)argenx SE sells or otherwise disposes of all or substantially all of its assets; or
(v)a change of control over argenx SE occurs (as defined in section 8.1).
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3.4.Forfeiture
3.4.1.As of the day following their last day of employment or service relationship, all unvested stock options and RSUs held by plan participants will be forfeited without compensation.
3.4.2.In the event that a plan participant leaves the Company during the performance period other than due to dismissal or termination of their engagement for cause, pay out levels of PSU grants under the LTIP will be pro-rated for time and performance at the end of the three-year performance period, provided the participant was employed by the Company or had a service relationship for at least one-third of the performance period (i.e. 12 months).
3.5.Last day of service
3.5.1.When leaving argenx, the last day of employment or service relationship will be deemed to be (i) the last day of employment for plan participants contracted under an employment agreement, or (ii) the last day of services rendered for plan participants contracted under a service agreement.
3.5.2.This applies to all forms of departure, including but not limited to voluntary resignation, involuntary termination, (early) retirement or by mutual agreement and will be implemented in compliance with applicable law and regulations.
3.5.3.In cases of immediate dismissal or termination of the agreement for cause, the last day of service will be the date on which the termination is given and communicated to the plan participant, with no notice period or garden leave applied.
3.5.4.In cases where a plan participant is placed on garden leave and is relieved of active duties but remains an employee or service provider of argenx, the last day of the garden leave period will be considered the last day of employment or engagement. During the period of garden leave, the plan participant will remain bound by the terms of this plan.
3.6.Exceptional circumstance
3.6.1.In the case where plan participants leave argenx due to death all unvested stock options, RSUs and PSUs (whereby all performance criteria applicable to PSUs shall be deemed achieved at target level)) will immediately vest on the date of their death.

4.EXERCISING AND SETTLEMENT OF EQUITY INCENTIVES
4.1.Transactions in equity securities - general
4.1.1.This plan should be read in conjunction with, and is fully subject to, the argenx insider trading policy, including the restrictions on exercising stock options and buying or selling argenx equity as set out therein.
4.1.2.In any case, plan participants may not buy or sell any argenx securities (i) if there is a closed period applicable to the participant, (ii) if the plan participant possesses sensitive and/or inside information or (iii) where argenx has prohibited plan participants from trading through a personal or general instruction. Violation of the insider trading policy and/or of applicable securities law may lead to dismissal and even criminal prosecution and may harm the reputation of argenx and will lead to forfeiture of any rights under this plan.
4.1.3.The company uses an online equity portal to manage and administer equity incentives. This portal is used to document the grant and acceptance of equity awards and to facilitate ongoing communication related to such incentives. Plan participants will be granted access to the portal, which may be subject to their acceptance of specific terms and conditions. The equity portal allows participants to manage their equity holdings in argenx SE and may also enable them to place sell orders for shares they hold. The company may, at its sole discretion, decide to discontinue the use of its current online equity portal, switch to a different provider, or adopt an alternative method for managing equity incentives. Access to any such system—online or otherwise—may be subject to the acceptance of the terms and conditions of third-party service providers. argenx accepts no liability for any malfunction, unavailability (including instances where access is restricted at argenx’s direction), or
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failure in the execution of orders placed through a third-party portal. Plan participants are responsible for ensuring that their personal information in the equity portal is accurate and up to date. argenx will not be liable for any losses resulting from outdated or incorrect participant information. Participants are also responsible for maintaining the confidentiality of their login credentials, selecting and regularly updating secure passwords, and enabling available security measures (such as two-factor authentication) to protect their access to the equity portal.
4.1.4.Please note that there is no guarantee that there will be a buyer for shares acquired due to participation in the plan at their asking price or at all and if there is a market for the shares it may not be possible to execute the full sale order on any specific day or days. If plan participants do not wish to sell their shares for a price lower than a specific threshold, plan participants are responsible for ensuring this threshold is applied in the transaction instruction.
4.2.Exercising stock options
4.2.1.Unless otherwise specified in this plan, Stock Options can be exercised immediately upon vesting.
4.2.2.Plan participants can enter orders to exercise vested Stock Options in the online equity portal. The intermediary designated by argenx SE will then create, issue or acquire new argenx SE shares in the market equal to the number of Stock Options exercised, and either (i) transfer the shares against payment of the full amount of the exercise price (plus taxes, see section 5 below) by or on behalf of the plan participant to argenx, or (ii) transfer the shares and immediately sell the shares on the plan participant’s behalf on the Euronext Brussels stock exchange, using the proceeds (if sufficient) to pay the exercise price of the shares to argenx SE, and the remainder (after taxes, see section 5 below) to the plan participants’ bank account as provided.
4.2.3.Unless specified otherwise, the term of stock options is 10 years, and stock options will lapse and are no longer exercisable upon market close on the 10-year anniversary of the date of the grant.
4.2.4.In accordance with section 3.4 above, plan participants that leave argenx, must exercise any vested options before Euronext market close on the later of (i) 90 days after the last working day at argenx, or (ii) 31 March of the 4th year following the date of grant of those options, and in any case no later than the expiration date of the option.
Illustration 1: If plan participants leave the company in August 2026, the vested and available stock options of their June 2025 grant will remain exercisable until and will expire at market close of the Euronext Brussels on March 31, 2029.
Illustration 2: If plan participants leave the company on the first of March 2029, the vested and available stock options of their June 2025 grant will remain exercisable and will expire at market close of Euronext Brussels on 30th of May 2029.
4.3.Settlement of vested RSUs and PSUs
4.3.1.argenx will settle vested RSUs and PSUs by issuing or transferring shares to plan participants within 10 business days after the vesting date of such RSUs and/or PSUs. In the event that argenx has a withholding obligation on payments made to plan participants, section 5.1.2 applies.

4.3.2.RSUs and PSUs do not give plan participants any shareholder rights. Shares issuable or transferrable in relation to vested RSUs and/or PSUs do not give plan participants shareholder rights or the ability to transfer such shares, unless and until they are issued and/or transferred by us to their securities account.
4.3.3.If our board of directors so decides in relation to a change of control (or any party acquiring control over argenx SE through a change of control so decides), RSUs and/or PSUs may at all times be settled in cash, in which case the holder of such RSU or PSU (whereby all performance criteria applicable to PSUs shall be deemed achieved at target level), as the case may be, shall
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receive an amount equal to the amount per share payable in relation to such change of control, minus the amount of any taxes (income or employee social security tax or other) payable thereon, if any.
4.3.4.Any fees or taxes payable in relation to the exercise and/or settlement of stock options and/or RSUs and/or PSUs, including any applicable fees payable to any broker and/or administration fees and/or stock exchange taxes or similar duties or taxes, shall be borne by plan participants (and, as the case may be, may be deducted from any amount payable to plan participants or be settled in accordance with the mechanisms set out in section 5.1.2).

5.TAXATION – JURISDICTION SPECIFIC RULES
5.1.General – tax liability
5.1.1.Plan participants are fully liable and responsible for any income, wage taxes, employee social security contributions or any other taxes, levies or charges due in relation to the equity incentives granted hereunder, including the receipt and exercise of stock options, the receipt and settlement of RSUs and/or PSUs and the holding and sale of any shares underlying stock options, RSUs and PSUs, as may be the case.
5.1.2.If any tax and/or social security authority raise a claim in relation to plan participants income and/or wage tax and employee social security contributions against argenx, we will, to the extent permitted and/or required by law, be entitled to reclaim from plan participants any amounts payable by argenx, including through set-off against any amounts payable by argenx to plan participants (if any).
5.1.3.argenx will furthermore be entitled to withhold any permitted and/or required income, wage, and/or any other taxes and/or employee social security contributions due in relation to the receipt or exercise of stock options, the vesting of the RSUs and/or PSUs, the sale or transfer, holding and/or the delivery of the shares from any proceeds from the exercise of stock options, the sale, transfer and/or the delivery of the shares. argenx may reduce the number of shares issuable or transferrable to plan participants upon vesting of the RSUs and/or PSUs and/or exercise of the stock options with a number of shares required to cover such income and/or wage tax and social security premiums on their behalf. In doing so:
(i)the value of shares shall be deemed to be the closing price of the shares on Euronext Brussels on the last trading day preceding the date on which the shares are issued to plan participants; and
(ii)the number of shares deliverable to plan participants shall be rounded down to the nearest whole number of shares.
5.2.Specific tax jurisdictions
5.2.1.argenx has the right to deviate from this plan and to implement additional or different terms for stock options and/or RSUs and/or PSUs granted to plan participants under any specific local tax regime, if we deem this necessary or beneficial to argenx or the plan participant. Such deviations, to the extent they apply to all plan participant subject to a certain tax jurisdiction, will be set out in schedules to this plan. We may amend the jurisdiction specific tax schedules from time to time at our discretion.

6.DEVIATIONS FROM THE PLAN, AMENDMENTS TO GRANTS AND TO THE PLAN
6.1.Deviations from the plan
6.1.1.Our board of directors may decide from time to time at its discretion, taking into account specific circumstances to deviate from the terms of this plan for any particular grant or set of grants of equity incentives for plan participants, including
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with regard to the number of equity incentives to be granted (if any) and the vesting period. The board of directors will, in resolving such deviations, document the rationale for such deviation including why it is in the best interest of the company.
6.2.Amendments to the plan
Our board of directors may amend this plan from time to time and may decide that the terms of an amended or new plan prevail over the terms of this plan, also for stock options and/or RSUs and/or PSUs granted prior to the date of such new or amended plan.
6.3.Amendments to individual grants
Our board of directors is entitled to amend the terms of any grant of stock options and/or RSUs and/or PSUs granted hereunder if we deem this beneficial to plan participants or to argenx, for reasons of tax compliance or otherwise.
6.4.Equity granted under a prior plan
Equity granted to plan participants under a previous plan of argenx shall continue to vest in accordance with the vesting scheme then applicable. This plan does not change the terms of equity incentives granted under previous equity incentive plans administrated by argenx.

7.BOARD OF DIRECTORS AND SENIOR MANAGERS
7.1.General
7.1.1.Members of our board of directors and senior managers who qualify as Person Discharging Managerial Responsibilities (PDMR) under the European Market Abuse Regulation (our CEO and any VP and above level argenx employees reporting directly to our Chief Executive Officer, jointly our executive team), including any person closely associated with them as defined in the European Market Abuse Regulation, have a personal obligation by law to notify the Dutch Financial Markets Authority (Autoriteit Financiële Markten) of any transactions in equity instruments in argenx SE, including the grant or exercise of Stock Options, RSUs or PSUs, the settlement of RSUs and/or PSUs and the purchase or sale of any shares in argenx SE.
7.1.2.Specific arrangements (if any) regarding the accelerated vesting of options set out in plan participants employment or other type of contract with argenx will apply also to RSUs granted hereunder.
7.2.Share Ownership and Holding requirements
For members of the board of directors and the executive team, share ownership and holding requirements apply for the duration of engagement with argenx. If plan participants are a member of the executive team, they will receive the share ownership guidelines as applicable from time to time.

8.OTHER PROVISIONS
8.1.Definitions
As used in this plan, the following terms have the following meanings:
board of directors means the statutory board of directors of argenx SE;
business day means a day other than a Saturday, a Sunday or any day on which banks in Amsterdam, the Netherlands are closed due to a public holiday in the Netherlands;
argenx means the argenx group consisting of argenx SE and each of its direct and indirect 100% subsidiaries;
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argenx SE means argenx SE, a European public company (societas europaea) incorporated and registered in the Netherlands and registered with the Dutch chamber of commerce under number 24435214;
change of control means any transaction or series of transactions in which a third party (together, if applicable, with persons acting in concert with any such third party) acquires a controlling interest in argenx SE which it does not have prior to such transaction or series of transactions;
controlling interest means (i) the ownership or control (directly or indirectly) of more than 50% of the voting share capital of argenx SE (ii) the ability to direct the casting of more than 50% of the votes exercisable at general meetings of argenx SE on all, or substantially all, matters, or (iii) the right to appoint or remove directors of argenx SE;
date of grant means the date on which plan participants equity incentives are deemed granted, which shall be determined by the board of directors in accordance with the equity allocation scheme and shall be communicated to plan participants through the online equity portal or otherwise in a manner decided by argenx;
equity incentives mean stock options, RSUs and PSUs granted under this plan; and
fair market value means the closing price of argenx shares on the Euronext Brussels stock exchange on the last trading day prior to the date of grant.
plan participant means all natural persons such as argenx employees for which the board of directors has determined they have the opportunity to participate in this plan and may, among others, also include the following natural persons at the discretion of the board of directors: key consultants, external advisors, and directors affiliated with an argenx legal entity. Each natural person is a plan participant.
performance criteria means one or more predetermined objective performance goals established by the board of directors, consisting of financial metrics and/or non-financial metrics, subject to the attainment of which, during a predetermined performance period, granted PSUs will vest.
Where reference is made to 'argenx' in the context of a specific right or obligation for argenx, this shall be construed with respect to plan participants, as a reference to argenx SE or the argenx legal entity with which they have entered into an employment agreement, consultancy agreement or other (service) agreement, as applicable.
8.2.Non-transferability
Equity incentives, whether vested or not, are strictly personal and are not transferable other than upon death, by operation of the laws of inheritance applicable to plan participants in their jurisdiction. Shares obtained through the exercise or settlement of equity incentives, are transferable unless specific restrictions apply pursuant to this plan, applicable holding requirements and/or to the operation of local tax laws applicable to plan participants or otherwise.
8.3.Steady course of action
The board of directors follows a steady course of action in the granting of stock options, RSUs and PSUs under this plan. In relation to this:
(i)the number of equity incentives to be granted to any plan participant shall be within the limits of the equity incentive allocation scheme in force from time to time;
(ii)a person granted equity incentives hereunder shall be deemed to have automatically accepted such equity incentives on the date of grant and may not refuse such grant.
Grants of equity incentives outside the limits of the equity allocation scheme may be made only at a time where no inside information (as qualified under the European Market Abuse Regulation) is available in the company.
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8.4.Treasury Shares
A treasury share is a previously issued share that is held by the Company and not considered outstanding. It may be used for purposes such as equity awards or other corporate actions, in accordance with applicable law.
language
8.5.Applicable law
The validity, construction, and effect of this plan shall be determined in accordance with the laws of the Netherlands.

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9.SPECIAL RULES FOR KEY PERSONS TAXED IN BELGIUM
9.1.Belgian taxed key persons
In deviation from the plan, the following rules shall apply to equity incentives granted to plan participants under this plan for which plan participants are obligated to pay income taxes in Belgium.
9.2.Acceptance of stock options
In deviation from section 8.3(ii), from the date of grant of stock options, plan participants will need to accept such stock options within 60 days following the date of grant. If plan participants do not accept the stock options within this timeframe, the stock options will be forfeited without any compensation. Acceptance of stock options by the plan participant is done through the argenx equity portal, unless argenx has specified another method of acceptance to plan participants in writing.
9.3.Exercisability of stock options
Stock options are not exercisable before the 1st of January of the 4th year following the year during which the date of grant of such stock options occurred.
Illustration: if a stock option is granted in 2025, it may not be exercised before 1 January 2029.
9.4.Option term
Upon accepting a grant of stock options, plan participants will have to make a choice to elect either a 5-year term or a 10-year term for the stock options. If plan participants opt for a 5 year term, their stock options will – in deviation from section 4.2.3 of the plan – lapse and be no longer exercisable after the 5th anniversary of the date of grant.
9.5.Mirror options
If plan participants are liable to pay taxes upon the date of grant of their stock options, and choose to finance the tax burden through the use of a third party financing option using mirror options (if offered), then (i) the number of stock options corresponding to the number of mirror options granted by plan participants to such third party necessary to finance the full amount of such taxation (but no more) at grant, shall become immediately and irrevocably vested and (ii) section 4.2.4 shall not apply to such immediately and irrevocably vested stock options. The total number of unvested stock options remaining shall vest in accordance with the vesting scheme of section 3.2.1, calculated as if the total amount of unvested stock options remaining represented the full option grant.
10.
SPECIAL RULES FOR KEY PERSONS TAXED IN THE UNITED STATES OF AMERICA
10.1.US taxed key persons
In deviation from the plan, the following rules shall apply to equity incentives granted to plan participants under this plan for which plan participants are obligated to pay income taxes in the United States.
10.2.409A status
It is intended that the equity incentives (as defined in section 8.1) granted under this plan shall be exempt from Section 409A of Internal Revenue Code of 1986 (as amended, supplemented and/or updated from time to time) (the "Code") and this plan shall be interpreted in a manner consistent with such exemption. In the event the equity incentives are not exempt, this plan is intended to satisfy the requirements of section 409A of the Code and shall be interpreted in a manner consistent with such status.
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Settlement of vested RSUs and PSUs will be made in accordance with section 4.3 of this plan, provided that, in all events, vested RSUs or PSUs held by plan participants will be settled no later than March 15 of the calendar year following the end of the calendar year in which there is no longer a “substantive risk of forfeiture” (within the meaning of Section 409A of the Code). Generally, this means the date plan participants have satisfied all time-vesting requirements that must be satisfied in order to avoid forfeiture of the RSUs or PSUs.
10.3.Limitations on deviations
Deviations from the terms of this plan for equity incentive grants hereunder will be limited to deviations that would be permitted under Section 409A of the Code.
For any “specified employee” within the meaning of Section 409A of the Code, no payments in respect of any equity incentives that are subject to Section 409A of the Code and which would otherwise be payable upon “separation from service” (as defined in Section 409A of the Code) shall be made prior to the date that is six months after the date of such specified employee’s “separation from service” or, if earlier, the date of the specified employee’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code, which is also a business day. Notwithstanding any other provision of this plan, argenx makes no guarantee that the equity incentives comply with or are exempt from Section 409A of the Code and argenx shall have no liability for the failure of the terms of this plan or any equity incentives to comply with or be exempt from the provisions of Section 409A of the Code.
11.
12.SPECIAL RULES FOR KEY PERSONS TAXED IN CANADA
12.1.Canada taxed key persons
In deviation from the plan, the following rules shall apply to equity incentives granted to plan participants under this plan for which plan participants are obligated to pay income taxes in Canada.
12.2.No cash settled RSUs or PSUs
In deviation from section 4.3.3., RSUs and/or PSUs may not be settled in cash.
12.3.Other
For the avoidance of doubt, participation in a distribution of equity incentives is considered voluntary in that no natural person in Canada is being induced to participate in a distribution of any equity incentive by expectation of employment or continued employment or engagement to provide services or continued engagement to provide services. Notwithstanding that a natural person has been designated a plan participant in accordance with this plan, a plan participant in Canada may at any time opt out of participating in the plan by providing notice in writing to argenx.
Nothing in this plan or any equity incentive will confer on a plan participant any right to continue in the employment of or provision of services to argenx, any argenx legal entity, or any consultant to the foregoing, or affect in any way the right of argenx, the argenx legal entity, or any consultant to the foregoing, as applicable, to terminate the plan participant’s employment or service at any time; nor will anything in this plan or any equity incentive be deemed or construed to constitute an agreement, or an expression of intent, on the part of argenx, any argenx legal entity, or any consultant to the foregoing to extend the employment or service of any plan participant beyond the date on which the plan participant’s relationship with argenx, the argenx legal entity, or the consultant, as applicable, would otherwise terminate pursuant to the provisions of any employment, consulting or other contract for services, or for any other reason.

SPECIAL RULES FOR KEY PERSONS TAXED IN BRAZIL
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12.4.ACCEPTANCE OF STOCK OPTIONS
In deviation from section 8.3(ii), from the date of grant of stock options, plan participants will need to accept such stock options prior to the date of the grant. If plan participants do not accept the stock options prior to the date of the grant, the stock options will be forfeited without any compensation from argenx. Acceptance of stock options by the plan participant is done through the argenx equity portal, unless argenx has specified another method of acceptance to you in writing.
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